UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 6, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

ISS and Glass Lewis Both Recommend Ritchie Bros. Shareholders Vote AGAINST IAA Merger

ISS Recommends Shareholders Vote Against the IAA Merger Citing Better Standalone Path, Deal Risks, Strategic Rationale, Board Credibility and Deal Process

Glass Lewis Criticizes IAA Merger’s “Excessive Execution Risk, Procedural Concerns, Questionable Financial Assumptions, Unfavorable Relative Valuation, Dubious Risk/Reward Proposition” in its own Recommendation for Shareholders to Vote Against Merger

ISS and Glass Lewis Recommend That Standalone Ritchie Bros. is the Best Alternative for Shareholders

NEW YORK, March 6, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, today announced that Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), each a leading independent proxy voting advisory firm, has recommended that RBA shareholders vote AGAINST the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”).

“Today, both ISS and Glass Lewis issued well-considered recommendations for Ritchie Bros.’s shareholders to Vote Against the flawed and ill-advised merger with IAA. Using their own analysis, these leading independent firms have confirmed Luxor’s publicly articulated analysis and views. They now join the chorus of other voices who have already, publicly and privately, said this deal should be voted down. It is clear that ISS and Glass Lewis agree that a standalone Ritchie Bros. will drive more value for shareholders, with less risk, than a merger with IAA’s second-tier business,” said Doug Snyder, President of Luxor.

“The ISS and Glass Lewis reports are a clear rebuke of the strategic rationale of the merger, and corroborate Luxor’s assessment that RBA is undervalued on a standalone basis. It is also clear that the overall governance and process run by the Ritchie Bros. board was lacking. With this additional affirmation, we expect shareholders to overwhelmingly Vote Against this merger and return Ritchie Bros. to its strong standalone path,” continued Mr. Snyder.

ISS and Glass Lewis endorsed Luxor’s case for opposing the value destructive IAA Merger, and recommended that RBA shareholders vote AGAINST the ISS Merger noting*:

ISS:

“On balance, the potential risks associated with this transaction appear to outweigh the potential upside articulated by the board. Credibility is a particularly important consideration in this case, and it has been impaired by the shifting narratives around the long-term strategy and evergreen targets, as well as the miscalculated treatment of shareholders' concerns during the assessment of revised terms.”

“Coupling these concerns with the significant sell-off on the initial announcement, ongoing underperformance relative to wider indices, and multiple compression, it appears that RBA's strong standalone prospects, proven over a period of time through robust performance, offer a better understood and verified path to shareholder value creation. As such, ISS recommends that shareholders vote against the proposed transaction.”

Glass Lewis:

“In our opinion, the terms and structure of the transaction do not appear to provide either a sufficient margin of safety or a sufficiently compelling value upside for RBA shareholders. Therefore, we believe the proposed transaction offers a dubious risk/reward proposition, particularly when compared to what remains a strong and growing RBA standalone business that is performing ahead of management projections and investor expectations.”

“…we believe RBA's board and management should remain focused on delivering upon the Company's standalone plan as the better alternative for generating superior shareholder returns and risk-adjusted value going forward… we recommend that shareholders vote AGAINST this proposal.”

ISS and Glass Lewis appeared to agree with Luxor’s contention that RBA management lowered RBA’s standalone valuation to justify the IAA Merger:

ISS:

“There have been other surprising statements throughout this process that appear to contradict RBA's prior communications with investors. RBA appears to have provided a conservative set of projections to IAA, which were used as the basis for the fairness opinion; when challenged by shareholders on these numbers, RBA began describing its evergreen model as aspirational, when it had been previously presented to investors as a long-term guidepost.”

“Assessment of the potential risk-adjusted upside from the acquisition necessarily incorporates a consideration of one's trust in the board and management team, whose credibility has been impaired by its communication strategy post-announcement, including walking back its long-term targets, as well as decisions made during the deal process. Together, these considerations suggest that the board prioritized getting the deal done over ensuring that this was indeed the best path forward.”

Glass Lewis:

“Ultimately, we see no basis for investors to rely on management's base case forecasts for purposes of evaluating the expected economic impact of this transaction for existing RBA shareholders.”

“…the RBA board's financial assessment of the proposed merger, at least as reflected in the DCF analysis included in the fairness opinions prepared by the Company's financial advisors at the direction of RBA management and the board, is fundamentally flawed.”

“Contrary to RBA's assertions, an objective and intellectually honest analysis shows that management's so-called base case forecasts, which were used to justify both the original and the revised transaction from a financial standpoint, are far too punitive to RBA's standalone prospects and value.”

“…our analysis indicates that RBA’s shares were somewhat undervalued at the time of the time deal announcement, an unfavorable aspect that has only worsened since the deal announcement, making the significant share issuance requires to complete the merger that much more unpalatable for existing RBA shareholders, in our view.”

ISS and Glass Lewis criticized RBA’s deal process and the misalignment of interests present in the IAA Merger:

ISS:

“RBA's solution to initial opposition by RBA and IAA shareholders appears to have been inappropriately focused on acceding to the demands of the IAA opposing shareholder… the company issued a lucrative convertible security to a previously uninvolved investor, which drew public opposition from three additional RBA shareholders. With the potential dilution associated with the convert, as well as another layer in the capital structure above common shares with guaranteed dividend payments, it is hard to credibly argue that the revised deal is an improvement for RBA shareholders.”

Glass Lewis:

“…we have serious concerns regarding the process leading up to the transaction, the need to revise the deal terms in an attempt to quell shareholder angst, the potentially misaligned interests and incentives of certain vested parties, the overly conservative RBA standalone forecasts used as an attempt to justify the economics of the deal to existing RBA shareholders, and other unfavorable valuation aspects of the transaction.”

ISS and Glass Lewis joined Luxor in questioning the achievability of the purported synergies of the IAA Merger:

ISS:

“As with questions around synergies, execution risks, and the rationale for the revised terms, the board's response to the question on the financial forecast used in the analysis of the transaction is puzzling and concerning, and raises questions about its credibility. Its claim that the evergreen targets are aspirational contradicts the company's numerous communications with investors since the 2020 analyst day. It also raises the question of how shareholders should view the synergy targets the board has been providing since announcing the transaction.”

“By not acknowledging any significant operational issues at IAA or providing any specific guidance on how it plans to fix them, RBA has invited speculation. During engagement with ISS, RBA did not provide specific responses to questions about areas of improvement at IAA, nor to those focused on the costs associated with improving IAA topline and margins. According to RBA, having meetings with top level executives at insurance companies and training sales reps on account management and customer service will be sufficient and effective…these responses appear to be unrealistic understatements. If there are no risks or costs associated with improving IAA, and it is available for sale at an attractive multiple, there should have been other bidders. There are likely costs and timing risks, and there is uncertainty associated with CPRT's response to any moves made by IAA. These realities do not appear to be sufficiently acknowledged by RBA.”

Glass Lewis:

“…we are generally skeptical of mergers that are heavily predicated on revenue/EBITDA synergies and valuation re-rating potential, as is the case here.”

“More broadly, we note most of the incremental EBITDA opportunities, which were only touted after the merger received investor backlash, relate primarily to the standalone IAA business and don't seem to require a merger at all.”

“The visibility into how and when achievement of any incremental revenue and EBITDA remains low, in our view. If these opportunities were so easily executed upon, IAA management might have realized them already. Furthermore, despite assurances by the RBA board and management regarding the work done to diligence and verify these opportunities, management's changing tune on the rationale since the original deal announcement, from adding scale and diversification, to focusing on using IAA's yard capacity, to using RBA's yard capacity to shore up CAT response, to taking back share in IAA's market and growing IAA's business in entirely new vectors, is not particularly confidence inspiring, in our view.”

ISS and Glass Lewis Support Luxor’s View the Standalone Business is Exceptional on its Own with Glass Lewis Highlighting the Shares Appear to be Undervalued

ISS:

“RBA's operational performance over the past six years points to a stable, growing, profitable business with strong cash flow generation and return metrics. The company's TSR over the same time period has been consistent with its strong operational performance, although outperformance relative to peers and indices had narrowed in the 12 months ending on the unaffected date. Upon announcement of the transaction, there was an immediate and sustained decline in investor sentiment, reflected through multiple compression, and the company has continued to underperform the wider market since the initial double-digit drop in the share price. The negative sentiment appears to be driven by questions about how the IAA deal fits into the company's stated strategy and the uncertainty introduced into the business as a result of the significant exposure to the salvage auto auction sector resulting from the combination.”

Glass Lewis:

“In our opinion, the terms and structure of the transaction do not appear to provide either a sufficient margin of safety or a sufficiently compelling value upside for RBA shareholders. Therefore, we believe the proposed transaction offers a dubious risk/reward proposition, particularly when compared to what remains a strong and growing RBA standalone business that is performing ahead of management projections and investor expectations.”

“In particular, our analysis indicates that RBA's shares were somewhat undervalued at the time of the deal announcement, an unfavorable aspect that has only worsened since the deal announcement...”

*Permission to use quotations from the ISS and Glass Lewis reports was neither sought nor obtained.

Join Luxor and many other RBA shareholders in voting the GREEN proxy AGAINST the IAA Merger.

If you require assistance in voting your GREEN proxy or would like to receive updates, please call Okapi Partners toll-free at + 1 (877) 629-6356 or Shorecrest Group at + 1 (888) 637-5789.

After reading the information provided, if you agree that the IAA Merger is not in the best interest of RBA or its shareholders, we urge you to take the time to vote AGAINST using your GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the GREEN proxy card that is being mailed to shareholders of record. Only the latest-dated validly executed proxy that you submit will be counted. Please follow the instructions on the GREEN proxy card to vote using one of the available methods provided. To ensure your vote is counted, we recommend that you vote on the internet where possible, so your vote is received before March 9, 2023 at 5:00 p.m. (Pacific Time).

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE OF RITCHIE BROS.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP, LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, Christian Leone, and Jonathan Green (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange CommGlass Lewision (“SEC”) to be used to solicit proxies in connection with a special meeting (the “Special Meeting”) of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 13, 2023. This document is available free of charge on the SEC website.

Contacts:

Investor Contacts

Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb
Okapi Partners LLC
(212) 297-0720
Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
luxor@gagnierfc.com